EXHIBIT 99.1
Booking Holdings Enters Into An Agreement With CVC Capital Partners To Acquire Etraveli Group

NORWALK, Conn., November 23, 2021--Booking Holdings Inc. (NASDAQ: BKNG) today announced that it has entered into an agreement with funds managed by CVC Capital Partners (“CVC”) to acquire global flight booking provider, Etraveli Group, for approximately €1.63 billion. Completion of the acquisition is subject to certain closing conditions, including regulatory approval.

Already a partner of Booking.com - helping power its existing flight product - the acquisition of Etraveli Group will complement Booking Holdings’ ongoing work to build a frictionless global flights offering to deliver on the Company’s overall mission to make it easier for everyone to experience the world.

“As international air travel rebounds from the impact of the pandemic, we look forward to building upon our existing relationship with Etraveli Group to make the travel booking experience easier and more seamless to support our partners and customers,” said Booking Holdings’ Chief Executive Officer, Glenn Fogel.

"Booking Holdings pioneered the travel space more than two decades ago and they continue to pave the path forward by developing solutions to create seamless travel experiences,” said Mathias Hedlund, Etraveli Group’s Chief Executive Officer. "We have had a fantastic time together with our current owner CVC, establishing Etraveli Group as a global provider of attractive flight options at affordable prices. Today is a day of recognition, as well as marking a new phase in our relentless urge to improve further. We are thrilled to become a part of Booking Holdings, and we look forward to the next chapter of our own development as we continue to enhance the flight booking experience for our customers and partners worldwide."

“Mathias and his team have built a world-leading platform for selling flights. Joining the Booking Holdings family is a logical step in Etraveli’s journey. We wish them all the very best and bon voyage!” said Lorne Somerville, Chairman of Etraveli Group and a Managing Partner of CVC.

Etraveli Group will remain headquartered in Sweden and operate as an independent business under Booking Holdings, led by their current management team.

About Booking Holdings
Booking Holdings (NASDAQ: BKNG) is the world's leading provider of online travel and related services, provided to consumers and local partners in more than 220 countries and territories through six primary consumer-facing brands: Booking.com, Priceline, Agoda, Rentalcars.com, KAYAK and OpenTable. The mission of Booking Holdings is to make it easier for everyone to experience the world. For more information, visit BookingHoldings.com and follow us on Twitter @BookingHoldings.

About Etraveli Group
Etraveli Group was founded in 2000 and is a global technology provider for Flights focused on offering the best possible flight content delivered through flexible tech solutions to the consumer and any company facing the consumer. Through our own consumer brands like Gotogate, Mytrip, Flightnetwork and through our global partnerships with the likes of Google Flights, Skyscanner, Kayak, Booking.com and others we provide search, book and fulfilment services of Flights and related products. The Group also operates the airline integration company TripStack. The company has nearly 1000 employees and its headquarters are located in Sweden with offices also in Athens, Toronto and several cities in India.

About CVC Capital Partners
CVC is a leading private equity and investment advisory firm with a network of 25 offices throughout Europe, Asia and the US, with approximately US$125 billion of assets under management. Since its founding in 1981, CVC has secured commitments in excess of US$165 billion from some of the world's leading institutional investors across its private equity and credit strategies. Funds managed or advised by CVC are invested in more than 100 companies worldwide, which have combined annual sales of over US$100 billion and employ more than 450,000 people. For further information about CVC please visit: www.cvc.com.